Exhibit (a)(5)

DISCLOSURE REGARDING CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As reported under Item 8 - Changes in Certifying Accountants of this Form N-CSR, the Board of Directors of Tax-Exempt Private Credit Fund, Inc. (the “Fund”) approved the engagement of Tait, Weller & Baker LLP (“Tait Weller”) to serve as the independent registered public accounting firm effective May 21, 2025. Ernst & Young LLP (“EY”) previously served as the Fund’s independent registered public accounting firm for the year ended September 30, 2024. On May 21, 2025, the Fund notified EY of the Fund’s engagement of Tait Weller, and the resulting dismissal of EY, as the Fund’s independent registered public accounting firm.

The reports of EY on the Fund’s Financial statements as of and for the fiscal years ended September 30, 2024 and September 30, 2023 did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During each of the two fiscal years ended September 30, 2024 and September 30, 2023 and for the period through May 21, 2025: (i) there were no disagreements between the Fund and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreements in connection with its reports; and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934) with respect to the Fund.

The Fund has provided EY with a copy of the foregoing disclosures and has requested that EY furnish the Fund with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements made by the Fund and, if not, stating the respects in which it does not agree. A copy of EY’s letter is filed as an exhibit in the Registrant’s Form 8-K, filed on May 28, 2025 (File No.: 811-23318).

In addition, during each of the two fiscal years ended September 30, 2024 and September 30, 2023 and for the period through May 21, 2025, none of the Fund or any party acting on behalf of the Fund consulted Tait Weller regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Fund or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

For full notice disclosure of the change in accountant, refer to the Registrant’s Form 8-K, filed on May 28, 2025 (File No.: 811-23318).